Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
INTEGRATED TELECOM EXPRESS, INC.,	)	Case No. 02-12945 (PJW)
)
Debtor.	)

DEBTOR’S SECOND AMENDED PLAN OF LIQUIDATION UNDER

CHAPTER 11 OF THE BANKRUPTCY CODE

PACHULSKI, STANG, ZIEHL, YOUNG, JONES & WEINTRAUB P.C.

Laura Davis Jones (DE Bar No. 2436)

Tobias S. Keller (CA Bar No. 151445)

David W. Carickhoff, Jr. (DE Bar No. 3715)

Ramon M. Naguiat (CA Bar No. 209271)

919 North Market Street, 16th Floor

P.O. Box 8705

Wilmington, DE 19899-8705 (Courier 19801)

Telephone: (302) 652-4100

Facsimile: (302) 652-4400

Counsel to the Debtor and Debtor in Possession

Dated: February 5, 2003

TABLE OF CONTENTS

ARTICLE I.	DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW	2

A.	Rules of Interpretation, Computation of Time and Governing Law	2

B.	Defined Terms	3

ARTICLE II.	ADMINISTRATIVE CLAIMS, PROFESSIONAL FEES AND PRIORITY TAX CLAIMS	12

A.	Introduction	12

B.	Administrative Claims	12

C.	Professional Fee Claims	13

D.	Priority Tax Claims	14

ARTICLE III.	CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS	14

A.	Summary	14

B.	Classification and Treatment of Claims	15

ARTICLE IV.	ACCEPTANCE OR REJECTION OF THE PLAN	17

A.	Voting Classes	17

B.	Acceptance by Impaired Classes	17

C.	Presumed Acceptance of Plan	18

ARTICLE V.	EFFECT OF CONFIRMATION	18

A.	Vesting of Cash and Assets in the Liquidating Debtor	18

B.	Post-Confirmation Directors and Officers; Dissolution of the Debtor	18

C.	Authority to Effectuate Plan	19

D.	Escrows	20

E.	Binding Effect	20

F.	Limitation of Liability	20

G.	Injunction	21

ARTICLE VI.	IMPLEMENTATION OF THE PLAN	22

i

A.	Funding of Plan	22

B.	Duties of the Liquidating Debtor	22

C.	Agents of the Liquidating Debtor; Payment of Such Agents	22

ARTICLE VII.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	23

A.	Rejection of Executory Contracts and Unexpired Leases	23

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	24

C.	Options and Warrants to Purchase Integrated Telecom Express, Inc. Common Stock	24

ARTICLE VIII.	PROVISIONS GOVERNING DISTRIBUTIONS	25

A.	Distributions for Claims and Equity Interests Allowed as of the Effective Date	25

B.	Plan Administrator	25

C.	Manner of Payment	27

D.	Transmittal of Distributions to Parties Entitled Thereto	28

E.	Disputed Claims and Unclaimed Property	28

F.	Saturday, Sunday or Legal Holiday	30

G.	Fractional Cents	30

H.	De Minimis Payments and Distributions	31

ARTICLE IX.	PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND EQUITY INTERESTS	31

A.	Prosecution of Objections to Claims and Equity Interests	31

B.	Estimation of Claims	32

C.	Cumulative Remedies	33

D.	Payments and Distributions on Disputed Claims and Disputed Equity Interests	33

E.	Allowance of Claims and Interests	34

F.	Controversy Concerning Impairment	34

ARTICLE X.	CAUSES OF ACTION	34

A.	Maintenance of Causes of Action	34

B.	The Executive Committee	35

ARTICLE XI.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	Condition Precedent to Confirmation	35

B.	Conditions Precedent to Consummation	36

C.	Waiver of Conditions	36

D.	Effect of Non-Occurrence of Conditions to Consummation	36

ARTICLE XII.	RETENTION OF JURISDICTION	36

ARTICLE XIII.	MISCELLANEOUS PROVISIONS	39

A.	Payment of Statutory Fees	39

B.	Modification of Plan	39

C.	Corporate Action	39

D.	Revocation of Plan	40

E.	Successors and Assigns	40

F.	Reservation of Rights	40

G.	No Release	41

H.	Post-Confirmation Effectiveness of Proofs of Claims	41

I.	Term of Injunctions or Stays	41

J.	Further Assurances	41

K.	Entire Agreement	41

L.	Retiree Benefits	41

M.	Failure of Bankruptcy Court to Exercise Jurisdiction	42

N.	Creditors’ Committee	42

O.	Equity Committee	42

P.	Governing Law	42

Q.	Headings	42

R.	Notices	43

S.	Filing of Additional Documents	43

T.	Severability	43

U.	Notice of Default under the Plan	44

V.	Investments	44

W.	Reliance	44

Pursuant to chapter 11, title 11 of the United States Code, 11 U.S.C. sections 101 through 1330, Integrated Telecom Express, Inc., the debtor and debtor in possession in the above-captioned chapter 11 case, hereby submits the following Plan of Liquidation:

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A. Rules of Interpretation, Computation of Time and Governing Law

1. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and each pronoun, whether stated in the masculine, feminine or neuter gender, shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to sections, Articles and Exhibits are references to sections, Articles and Exhibits of or to the Plan; (e) the words herein and hereto refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

2. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

B. Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

1. “Administrative Claim” means a Claim for costs and expenses of administration with priority under section 503(b), 507(a)(1) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code, including Professional Fee Claims; and (c) all fees and charges assessed against the Estate under 28 U.S.C. sections 1911 through 1930.

2. “Allowed” means:

a. with respect to any Claim, except as otherwise provided herein, (i) a Claim that has been scheduled by the Debtor in its Schedules as other than disputed, contingent or unliquidated and as to which the Debtor or other party in interest has not Filed an objection by the last date permitted hereunder; (ii) a Claim that has been allowed by a Final Order; (iii) a Claim that is allowed (x) in any stipulation with the Debtor of amount and nature of Claim executed on or after the Confirmation Date and authorized hereunder; or (y) in any contract, instrument, or other agreement entered into or assumed by the Debtor in connection with the Plan and thereby incorporated; (iv) a Claim relating to a rejected executory contract or unexpired lease that either (x) is not a Disputed Claim or (y) has been allowed by a Final Order, in either case only if a proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law; or (v) a Claim that is allowed pursuant to the terms of this Plan; and

b. with respect to any Equity Interest, an Equity Interest that is (i) reflected in the books and records of the transfer agent for the Debtor on the Confirmation Date; or (ii) allowed by a Final Order of the Bankruptcy Court.

3. “Assets” means any and all real or personal property of any nature, including, without limitation, any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, cash, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, claims, Causes of Action and any other general intangibles of the Debtor or Liquidating Debtor, as the case may be, of any nature whatsoever, including, without limitation, all property of the Estate.

4. “Available Cash” means the Debtor’s Cash on hand, including, without limitation, the Net Litigation Proceeds, and any proceeds received by the Debtor from the liquidation of the Remaining Assets, less amounts set aside in the Reserve Fund(s).

5. “Bankruptcy Code” means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

6. “Bankruptcy Court” means the United States District Court for the District of Delaware or successor court having jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the United States Bankruptcy Court for such district.

7. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time, promulgated under 28 U.S.C. § 2075, and the General and Local Rules of the Bankruptcy Court.

8. “Bar Date(s)” means such date(s) fixed by order(s) of the Bankruptcy Court by which proofs of Claim, proofs of Equity Interest, or requests for allowance of Administrative Claim must be filed.

9. “Business Day” means any day, other than a Saturday, Sunday or legal holiday (as defined in Bankruptcy Rule 9006(a)).

10. “Cash” means cash and cash equivalents, including, but not limited to, bank deposits, wire transfers, checks, and readily marketable securities, instruments and obligations of the United States of America or instrumentalities thereof.

11. “Causes of Action” means (a) any avoidance, recovery or subordination actions of the Debtor arising under sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, (b) all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments of the Debtor, and (c) objections to Disputed Claims against or Equity Interests in the Debtor.

12. “Chapter 11 Case” means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court.

13. “Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) against the Debtor, including, but not limited to: (a) any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

14. “Class” means a category of Holders of Claims or Equity Interests as set forth in Article III of the Plan.

15. “Confirmation” means the confirmation of the Plan as evidenced by entry of the Confirmation Order, subject to all conditions specified in Article XII of the Plan having been (a) satisfied or (b) waived pursuant to Article XII.

16. “Confirmation Date” means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

17. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

18. “Consummation” means the occurrence of the Initial Distribution Date.

19. “Contingent Claim” means a Claim that has accrued but nonetheless remains dependent on the occurrence of a future event that may never occur.

20. “Contract Rate” means the interest rate at which the Holder of an Allowed Claim is entitled to payment with respect to such Allowed Claim, but only to the extent that interest is payable by contract or applicable law, which rate shall be conclusively presumed to be the California judgment rate, calculated from the Petition Date, unless another rate is (a) agreed between the Debtor and the Holder of the Allowed Claim prior to Confirmation, or (b) determined by the Bankruptcy Court at Confirmation.

21. “Creditor” means any Holder of a Claim.

22. “Creditors’ Committee” means the Official Creditors’ Committee of Unsecured Creditors appointed by the United States Trustee in this Chapter 11 Case, if any such committee is appointed.

23. “Debtor” means Integrated Telecom Express, Inc., the Debtor in the Chapter 11 Case.

24. “Debtor in Possession” means the Debtor, as the Debtor in possession in the Chapter 11 Case.

25. “De Minimis Payment” means a Distribution that is less than ten dollars ($10.00) or such lesser amount as is determined by the Plan Administrator in its discretion.

26. “Disclosure Statement” means the Debtor’s Disclosure Statement dated October 17, 2002, as amended, supplemented, or modified from time to time, describing the Plan, that is prepared and distributed in accordance with the Bankruptcy Code and Bankruptcy Rules and other applicable law.

27. “Disputed” means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) as to which the Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order, or (b) unless otherwise indicated in the Plan, a Claim as to which the period within which to object to such Claim has not yet expired.

28. “Distribution” means the Cash or Assets to be distributed to Holders of Allowed Claims under Article IX of the Plan.

29. “Distribution Dates” means collectively the Initial Distribution Date, any Subsequent Distribution Date and the Final Distribution Date.

30. “Effective Date” means the date selected by the Debtor which is a Business Day no later than thirty (30) days after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in both Article XII of the Plan have been (i) satisfied or (ii) waived pursuant to Article XII.

31. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

32. “Equity Committee” means any Official Creditors’ Committee of Equity Security Holders appointed by the United States Trustee in this Chapter 11 Case, if any such committee is appointed.

33. “Equity Interest” means any equity interest in the Debtor, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock, but excluding warrants, options and contract rights to purchase or acquire such interests at any time.

34. “Estate” means the estate of the Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

35. “Executive Committee” means a committee comprised of not fewer than three nor more than seven persons to be identified by the Debtor no fewer than five (5) business days prior to the Confirmation Hearing.

36. “File” or “Filed” means file or filed with the Bankruptcy Court in the Chapter 11 Case.

37. “Final Decree” means the decree contemplated under section 350 of the Bankruptcy Code and Bankruptcy Rule 3022.

38. “Final Distribution Date” means the date of the last payment to Holders of Allowed Claims and Equity Interests in accordance with the provisions of the Plan.

39. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

40. “Holder” means a Person or Entity holding an Equity Interest or Claim.

41. “Impaired” means impaired within the meaning of section 1124 of the Bankruptcy Code.

42. “Initial Distribution Date” means the first Business Day that is not less than fifteen (15) days after the Effective Date, or as soon as the first Distribution can thereafter be made as determined by the Liquidating Debtor.

43. “Lien” or “Liens” means any charge against or interest in property to secure payment of a debt or performance of an obligation.

44. “Liquidating Debtor” means the Debtor and the Debtor in Possession, or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

45. “Net Litigation Proceeds” means the amount(s) received through assertion or prosecution by the Debtor or Liquidating Debtor of any Causes of Action, including amounts received by settlement, net of the costs and expenses incurred in connection with the investigation and prosecution of such Causes of Action.

46. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

47. “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

48. “Petition Date” means October 8, 2002, the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case.

49. “Plan” means this Chapter 11 Plan of Liquidation, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

50. “Plan Administrator” means the Person or Entity designated by the Debtor prior to Confirmation to administer the Liquidating Debtor and liquidate the Remaining Assets in accordance with the Plan. In the event that the Person or Entity serving as Plan Administrator is terminated, the Executive Committee shall be responsible for hiring a Person or Entity to fulfill the obligations of the Plan Administrator under this Plan. The Debtor shall identify the Person or Entity to serve initially as Plan Administrator, and the terms and conditions of such Person or Entity’s employment, no fewer than five (5) business days prior to the Confirmation Hearing.

51. “Priority Tax Claim” means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

52. “Pro Rata” means proportionately so that with respect to an Equity Interest, the amount of Cash distributed on account of such Equity Interest is in the same as the amount of all Cash distributed on account of all Equity Interests.

53. “Professional” means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Confirmation Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

54. “Professional Fee Claim” means those fees and expenses claimed by Professionals retained through a Bankruptcy Court order pursuant to sections 330, 331 and/or 503 of the Bankruptcy Code, and unpaid as of the Confirmation Date.

55. “Professional Fees” means all Allowed Claims for compensation and for reimbursement of expenses under sections 328 and 330 of the Bankruptcy Code.

56. “Proof of Claim” means a proof of claim Filed pursuant to section 501 of the Bankruptcy Code and/or any order of the Bankruptcy Court.

57. “Remaining Assets” means the Liquidating Debtor’s Assets on the Effective Date.

58. “Reserve Amount” has the meaning ascribed to said term in section VIII.E.

59. “Reserve Fund(s)” means such amount(s) of Cash as the Debtor or Liquidating Debtor (as appropriate), after consultation with the Plan Administrator, shall determine to be necessary to retain on the Initial Distribution Date and on all Subsequent Distribution Dates through the Final Distribution Date, for the purposes of funding any Distributions to Creditors or Holders of Equity Interests required under the Plan (including, without limitation, distributions on account of Disputed Claims as they become Allowed Claims) and paying expenses incurred and to be incurred relating to the implementation and Consummation of the Plan and the liquidation of the Remaining Assets, including, without limitation, the Reserve Amount and such additional amounts as the Debtor or Liquidating Debtor shall determine and consent to be necessary to be paid after the Effective Date to any Professionals retained by the Debtor, Liquidating Debtor, Creditors’ Committee, or Equity Committee in furtherance of the Plan. The Plan Administrator may but need not establish a separate bank account for such purposes.

60. “Schedules” means the schedules of assets and liabilities as the Bankruptcy Court requires the Debtor to file pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time, and the Debtor’s statement of financial affairs filed with the Bankruptcy Court, as the Bankruptcy Court requires the Debtor to file pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

61. “Secured Claim” means (a) a Claim that is secured by a lien on property in which the Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

62. “Subordinated” means (a) all Claims arising from or relating to the actions identified in Exhibit A hereto, and (b) a Claim that is thereafter subordinated in a Final Order pursuant to section 510 or any other provision of the Bankruptcy Code or applicable law.

63. “Subsequent Distribution Date” means any date after the Initial Distribution Date (a) that is (i) set by the Liquidating Debtor, or (ii) otherwise ordered by the Bankruptcy Court, and (b) upon which the Plan Administrator makes a Distribution to any Holders of Allowed Claims or Allowed Equity Interests.

64. “Unimpaired” means not impaired within the meaning of section 1124 of the Bankruptcy Code.

65. “Unsecured Claim” means any Claim against the Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Other Priority Claim.

66. “U. S. Trustee” means the Office of the United States Trustee for the region in which the Bankruptcy Court is located.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PROFESSIONAL FEES

AND PRIORITY TAX CLAIMS

A. Introduction

Certain types of Claims are not placed into voting Classes; instead they are unclassified. They are not considered Impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Debtor has not placed the Claims described in this Article II in a Class.

B. Administrative Claims

With respect to all Administrative Claims other than Professional Fee Claims not paid on the Effective Date, after funding the Reserve Fund, the Plan Administrator shall pay each Holder of an Allowed Administrative Claim (except for Professional Fees to the extent that their treatment, which is set forth below, differs) in full in the amount of the Allowed Claim, without interest, in Cash on the later of the Initial Distribution Date (or as soon thereafter as Cash is available) or within sixty (60) days after the Claim becomes an Allowed Claim; provided, however, the Holder of an Allowed Administrative Claim may be paid on such other date and upon such other terms as may be agreed upon by that Holder and the Debtor or Liquidating Debtor after consultation with the Plan Administrator.

Subject to the other provisions of the Plan, all reasonable fees for services rendered after the Confirmation Date in connection with the Chapter 11 Case and the Plan, including those relating to the resolution of pending Claims, shall be paid by the Liquidating Debtor and Plan Administrator without further Bankruptcy Court authorization.

Notwithstanding any provision in the Plan regarding payment of Administrative Claims to the contrary, and without waiver of any argument available that such Claim is already time-

barred by prior orders of the Bankruptcy Court, all Holders of Administrative Claims, other than Holders of Professional Fee Claims, that have not been paid as of the Effective Date, must file a request for payment of Administrative Claims with the Bankruptcy Court and serve the same on the Debtor’s counsel, counsel for Creditors’ Committee, counsel for the Equity Committee, the Plan Administrator, and the U.S. Trustee such that it is received no later than thirty (30) days after the conclusion of the Confirmation Hearing, or such Claim shall be forever barred and shall not be enforceable against the Debtor, its successors, assigns or its property. An objection to an Administrative Claim must be filed within sixty (60) days from the date such Claim is Filed. Without limiting the foregoing, all fees payable under 28 U.S.C. § 1930 that have not been paid, shall be paid on or before the Initial Distribution Date.

C. Professional Fee Claims

The Bankruptcy Court must rule on all Professional Fee Claims before the fees will be payable. For all Professional Fee Claims except the Clerk’s Office fees and U.S. Trustee’s fees, the Professional in question must file and serve a properly noticed fee application and the Bankruptcy Court must rule on the application. Only the amount of fees allowed by the Bankruptcy Court will be owed and required to be paid under the Plan.

Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered prior to the Confirmation Date must File and serve (pursuant to the notice provisions of administrative order(s) entered by the Bankruptcy Court on interim compensation of Professionals), an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date. All such applications for final allowance of compensation and reimbursement of expenses will be subject to the authorization and approval of the Bankruptcy Court. Holders of Professional Fee Claims requesting compensation or reimbursement of expenses that do not file such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtor or its successors, assigns or property. Any objection to Professional Fee Claims shall be filed on or before the date specified in the application for final compensation.

D. Priority Tax Claims

Each Holder of such an Allowed Priority Tax Claim shall be paid in full in the amount of the Allowed Claim, without interest, in Cash on the later of the Initial Distribution Date (or as soon thereafter as Cash is available) or within sixty (60) days after the Claim becomes an Allowed Claim; provided, however, the Holder of an Allowed Priority Tax Claim may be paid on such other date and upon such other terms as may be agreed upon by that Holder and the Debtor or Liquidating Debtor after consultation with the Plan Administrator.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A. Summary

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, Confirmation and Distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

B. Classification and Treatment of Claims

The classification of Claims and Equity Interests pursuant to the Plan is as follows:

Class	Status	Voting Rights
Class 1—Other Priority Claims	Unimpaired	Not Entitled to Vote
Class 2—Secured Claims	Unimpaired	Not Entitled to Vote
Class 3—Unsecured Claims
Class 3A—General	Impaired	Entitled to Vote
Class 3B—Subordinated	Impaired	Entitled to Vote
Class 4—Equity Interests	Impaired	Entitled to Vote

1. Class 1—Other Priority Claims

a. Classification: Class 1 consists of Other Priority Claims.

b. Treatment: On the Initial Distribution Date or as soon as practicable after the Claim becomes an Allowed Claim (and no later than the thirtieth (30th) day of the first month after the Claim becomes Allowed), each Holder of an Allowed Class 1 Claim shall receive Cash in the full amount of such Claim, with interest from the Petition Date at the Contract Rate, except to the extent that the Holder of the Allowed Claim in Class 1 agrees to payment on deferred or other such terms.

c. Voting: Class 1 is an Unimpaired Class and Holders of Class 1 Claims are, therefore, deemed to have accepted the Plan.

2. Class 2—Secured Claims

a. Classification: Class 2 consists of Secured Claims.

b. Treatment: On the Initial Distribution Date or as soon as practicable after the Claim becomes an Allowed Claim (and no later than the thirtieth (30th) day of the first month after the Claim becomes Allowed), each Holder of an Allowed Class 2 Claim shall either (i) receive Cash in the full amount of such Allowed Claim, with interest from the Petition Date at the Contract Rate, except to the extent that the Holder of the Allowed Claim in Class 2 agrees to payment on deferred or other such terms, or (ii) at the election of such Holder made prior to the Confirmation Hearing, be treated in any other manner so that such Creditor’s Allowed Claim is Unimpaired.

c. Voting: Class 2 is an Unimpaired Class and Holders of Class 2 Claims are, therefore, deemed to have accepted the Plan.

3. Class 3A—Unsecured Claims

a. Classification: Class 3A consists of the Claims of Holders of Unsecured Claims that are not Subordinated.

b. Treatment: On the Initial Distribution Date or as soon as practicable after the Claim becomes an Allowed Claim (and no later than the thirtieth (30th) day of the first month after the Claim becomes Allowed), each Holder of an Allowed Class 3A Claim shall receive Cash in the full amount of such Claim, with interest from the Petition Date at the Contract Rate, except to the extent that the Holder of the Allowed Claim in Class 3A agrees to payment on deferred or other such terms.

c. Voting: Class 3A is an Impaired Class and Holders of Allowed Class 3A Claims are entitled to vote to accept or reject the Plan.

4. Class 3B—Subordinated Unsecured Claims

a. Classification: Class 3B consists of the Claims of Holders of Unsecured Claims that are Subordinated.

b. Treatment: On the Initial Distribution Date or as soon as practicable after the Claim becomes an Allowed Claim (and no later than the thirtieth (30th) day of the first month after the Claim becomes Allowed), each Holder of an Allowed Class 3B Claim shall receive Cash in the full amount of such Claim, except to the extent that the Holder of the Allowed Claim in Class 3B agrees to payment on deferred or other such terms.

c. Voting: Class 3B is an Impaired Class and Holders of Allowed Class 3B Claims are entitled to vote to accept or reject the Plan.

5. Class 4—Equity Interests

a. Classification: Class 4 consists of all Equity Interests in the Debtor.

b. Treatment: Each holder of an Allowed Equity Interest in Class 4 shall receive on or as soon as practicable after the Initial Distribution Date an amount equal to its Pro Rata Share of the Available Cash remaining after payment of Allowed Claims in Classes 1, 2, 3A and 3B, Allowed Administrative Claims, and Allowed Priority Tax Claims.

c. Voting: Class 4 is an Impaired Class and Holders of Allowed Class 4 Equity Interests are entitled to vote to accept or reject the Plan.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A. Voting Classes

Each Holder of an Allowed Claim in Class 3A or Class 3B and of an Allowed Equity Interest in Class 4 is entitled to vote either to accept or to reject the Plan. Only those votes cast by Holders of Allowed Claims or Equity Interests shall be counted in determining whether acceptances have been received sufficient in number and amount to obtain Confirmation.

B. Acceptance by Impaired Classes

An Impaired Class of Claims or Equity Interests shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Allowed Claims or Equity Interests actually voting in such Class have voted to accept the Plan and, with respect to Claims only, (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

C. Presumed Acceptance of Plan

Classes 1 and 2 are conclusively deemed to have accepted the Plan and are not entitled to vote.

ARTICLE V.

EFFECT OF CONFIRMATION

A. Vesting of Cash and Assets in the Liquidating Debtor

Except to the extent otherwise provided in the Plan or restricted by prior order of the Bankruptcy Court, on the Effective Date, all Cash and Assets of the Estate shall be transferred to and vest in the Liquidating Debtor free of any Claims, Liens and Equity Interests, to be managed and used for the sole purposes of achieving Consummation and carrying out the Plan and effectuating the Distributions provided for in the Plan. As of the Effective Date, all property of the Debtor shall be free and clear of all Claims and Equity Interests, except as otherwise specifically provided in the Plan. As of the Effective Date, all mortgages, deeds of trust, Liens or security interests in any property of the Estate will be released and all the right, title and interest of any Holder of any such mortgages, deeds of trust, Liens or security interests shall be canceled, annulled, terminated and become null and void, except as otherwise specifically provided in the Plan. The Liquidating Debtor and Plan Administrator shall be authorized to act as attorney-in-fact for any such Holder to cause all public records to properly reflect and effectuate this provision. If the Confirmation Order is ever reversed or revoked, this provision of the Plan shall become null and void, and all Liens existing before the Confirmation Date shall be revived.

B. Post-Confirmation Directors and Officers; Dissolution of the Debtor

On the Effective Date, the Plan Administrator will become the sole authorized representative and signatory of the Liquidating Debtor, with authority to render any and all services necessary to effectuate the terms of the Plan. The Executive Committee is the only other Entity that shall have any authority, duty, obligation, or responsibility with respect to the Liquidating Debtor. At or prior to the Confirmation Hearing, the Debtor will identify the Plan Administrator and the terms of its compensation, although the Debtor anticipates that the Debtor’s current chief executive officer or chief financial officer will serve in this capacity. In no event, however, shall the compensation of the Plan Administrator be greater than the compensation presently paid to the Debtor’s chief executive officer.

Upon entry of a Final Decree closing this Chapter 11 Case, the Debtor shall be deemed dissolved and wound up without any further action required on the part of the Debtor, the shareholders of the Debtor, the Board of Directors of the Debtor, or any other Person.

C. Authority to Effectuate Plan

Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided under the Plan shall be deemed authorized and approved without further approval from the Bankruptcy Court. The Confirmation Order shall act as an order modifying the Debtor’s by-laws such that the provisions of this Plan can be effectuated. The Liquidating Debtor (through the Plan Administrator) shall be authorized, without further application to or order of the Bankruptcy Court, to take whatever action is necessary to achieve Consummation and carry out the Plan and to effectuate the Distributions provided for thereunder. Subject to section VI.B, the Liquidating Debtor is authorized to sell or abandon any and all Remaining Assets without further order of the Bankruptcy Court.

D. Escrows

Escrows established in the Chapter 11 Case and still in existence on the Plan Effective Date, if any, shall continue in effect, be administered, and the escrowed funds released, according to their terms and any orders of the Bankruptcy Court previously entered. Escrowed funds that are released to the Debtor after the Effective Date shall be used to achieve Consummation and carry out the Plan.

E. Binding Effect

Except as otherwise expressly provided in the Plan, on and after the Effective Date, the Plan and all exhibits thereto shall bind all Holders of Claims and Equity Interests.

F. Limitation of Liability

Except as expressly set forth in the Plan, on and after the Confirmation Date neither the Debtor, its successors or assigns, the members of the Creditors’ Committee, the Equity Committee, the Plan Administrator, nor any of their respective past and present officers, directors, employees, members, agents, representatives, shareholders, attorneys, accountants, financial advisors, investment bankers, lenders, consultants, experts, and Professionals and agents for the foregoing shall have or incur any liability for, and are expressly exculpated, released, and discharged from, any claim (as defined in section 101(5) of the Bankruptcy Code) or any past or present actions taken or omitted to be taken under or in connection with, related to, effecting, or arising out of the following: (i) the Debtor’s operations after the Petition Date or the Effective Date; (ii) the Chapter 11 Case; (iii) the postpetition administration of the Debtor’s Cash, Assets, and real and personal property; (iv) the pursuit of Confirmation; (v) the formulation, preparation, dissemination, implementation, administration, confirmation, or Consummation of the Plan and the Disclosure Statement; (vi) the sale and liquidation of the

Debtor’s Assets, or the property to be distributed under the Plan; (vii) any other act taken or omitted to be taken in connection with the Debtor’s business after the Petition Date or Effective Date; or (viii) any contract, instrument, release, or other agreement entered into or created in connection with the foregoing; except only for actions or omissions to act to the extent determined by a court of competent jurisdiction (in a Final Order) to be by reason of such party’s gross negligence, willful misconduct, or fraud, and in all respects, such party shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; it being expressly understood that any act or omission with the approval of the Bankruptcy Court will be conclusively deemed not to constitute gross negligence, willful misconduct, or fraud unless the approval of the Bankruptcy Court was obtained by fraud or misrepresentation.

G. Injunction

On and after the Confirmation Date, all persons are permanently enjoined from commencing or continuing in any manner any action or proceeding (whether directly, indirectly, derivatively or otherwise) on account of or respecting any claim, debt, right or cause of action (i) of the Debtor for which the Liquidating Debtor retains sole and exclusive authority to pursue in accordance with the Plan, or (ii) against the Debtor that seeks to enforce a Claim against, or right accruing to Holders of Equity Interests in, the Liquidating Debtor or its property, except that such an action or proceeding may be maintained solely for the purposes of (a) enforcing an Entity’s rights under this Plan, liquidating a Claim, or determining a right in or to an Equity Interest; or (b) asserting an Entity’s rights in proceeds of insurance issued on behalf of the Debtor or Liquidating Debtor.

ARTICLE VI.

IMPLEMENTATION OF THE PLAN

A. Funding of Plan

The source of funds to achieve Consummation and to carry out the Plan shall be the Cash and the Remaining Assets.

B. Duties of the Liquidating Debtor

The Liquidating Debtor shall attempt to liquidate, diligently and for the highest value reasonably possible, the Remaining Assets. The Liquidating Debtor may liquidate or abandon the Remaining Assets, including Causes of Action, based on the Liquidating Debtor’s business judgment, without the need for further order of the Bankruptcy Court; provided, however, the Liquidating Debtor must provide the Executive Committee with five (5) business days’ advance written notice of any contemplated sale, liquidation or abandonment other than the following matters for which no advance notice or approval shall be required; provided, however, that notice within thirty (30) days after such transaction is consummated or otherwise effected shall be given: (1) compromise of Claims involving a Disputed Claim in face amount less than $250,000, (2) compromises of Causes of Action with a face value of $250,000 or less, and (3) sale, liquidation, or abandonment of assets with a fair market value of less than $50,000. Any objection by the Executive Committee to the sale, liquidation or abandonment of Assets for which prior notice must be given must be timely filed and served on the Liquidating Debtor, counsel for the Liquidating Debtor, and the Plan Administrator, and shall be adjudicated by the Bankruptcy Court in the event that such objection cannot be consensually resolved by the parties.

C. Agents of the Liquidating Debtor; Payment of Such Agents

In order to carry out its duties under the Plan, the Liquidating Debtor, in addition to its other rights under the Plan, shall have the right, but not the obligation, (a) to retain and compensate professionals (including but not limited to the Professionals retained by the Debtor prior to the Effective Date) and other Persons to assist the Liquidating Debtor in the liquidation of the Remaining Assets, and (b) to employ such other procedures not inconsistent with the Plan.

The procedures for payment of Professionals shall be:

a. A fee statement showing the reasonable and necessary fees and actual and necessary expenses of such Professionals or Persons shall be submitted to the Plan Administrator, Liquidating Debtor and Executive Committee;

b. the Liquidating Debtor, Plan Administrator, and Executive Committee shall have fifteen (15) days from the service of a fee statement to give notice of objection to the fee statement to the professional or Person seeking compensation or reimbursement;

c. objections must be in writing and shall set forth in detail the specific fees and expenses objected to and the basis for the objection; and

d. any objection that remains unresolved fifteen (15) days after it is made shall be submitted to the Bankruptcy Court for resolution. The uncontested portion of each bill shall be paid within thirty (30) days after its delivery to the Plan Administrator.

ARTICLE VII.

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES

A. Rejection of Executory Contracts and Unexpired Leases

Except for (i) any executory contract or unexpired lease that was previously assumed or rejected by the Debtor pursuant to section 365 of the Bankruptcy Code and (ii) any contract providing for insurance to the Debtor, the Liquidating Debtor, the Plan Administrator, the Executive Committee, or any of their respective officers, directors, attorneys, or agents, on the Effective Date each executory contract and unexpired lease entered into by the Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms shall be deemed rejected pursuant to section 365 of the Bankruptcy Code. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The non-Debtor parties to any rejected personal property leases shall be responsible for taking all steps necessary to retrieve the personal property that is the subject of such executory contracts and leases.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court by any applicable deadline set by Final Order of the Bankruptcy Court and in no event later than thirty (30) days after the Confirmation Date. Any Entity that fails to assert a Claim arising from the rejection of an executory contract or unexpired lease within such time will be forever barred from asserting such Claim against the Debtor, Liquidating Debtor, any other entity, its estate and/or property, unless otherwise ordered by the Bankruptcy Court or provided in the Plan. All such Claims timely filed will be treated as Unsecured Claims.

C. Options and Warrants to Purchase Integrated Telecom Express, Inc. Common Stock

If and to the extent that any Entity holds an option or warrant to purchase the common stock of Integrated Telecom Express, Inc. from the Debtor, such Entity must file with the Bankruptcy Court and serve on the Plan Administrator prior to the commencement of the Confirmation Hearing a demand (1) setting forth the grounds upon which such Entity claims such a right (including, without limitation, the expiration date of such alleged purchase right and any documentation supporting such claim), (2) tendering the full purchase price in the form of a cashier’s check or other good funds, and (3) providing a name and address for service upon such Entity. The Plan Administrator shall thereafter have ten (10) business days to file and serve an objection to such request with the Bankruptcy Court. If no such objection is filed, or the Bankruptcy Court overrules the objection, the option or warrant shall be honored, the tendered Cash shall be added to Available Cash, and such Entity shall be treated as a Holder of Allowed Class 4 Equity Interests as though the purchase had occurred immediately before the Petition Date. Any option or warrant issued by the Debtor for which such demand has not been timely made shall be deemed canceled and unenforceable, regardless of the expiration date set forth in such option or warrant.

ARTICLE VIII.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions for Claims and Equity Interests Allowed as of the Effective Date

Except as otherwise provided in the Plan, or as may be ordered by the Bankruptcy Court, Distributions on account of those Claims and Equity Interests that are Allowed as of the Effective Date and are entitled to receive Distributions under the Plan shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Distributions on account of Claims and Equity Interests that become Allowed after the Effective Date shall be made pursuant to the provisions of the Plan.

B. Plan Administrator

Prior to Confirmation, the Debtor shall select a Plan Administrator to act in accordance with the Plan. Successors to the Plan Administrator may be selected by the Executive Committee or, absent any such selection or approval, order of the Bankruptcy Court.

The Plan Administrator (or its agent) will make all Distributions of Remaining Assets provided for under the Plan, except for Distributions to be made to the Holders of Administrative Claims or Distributions to be made on the Effective Date which will be made by the Debtor (or its agent). The Plan Administrator may, but will not be required to, post any bond.

The Plan Administrator shall also represent the Estate for purposes of prosecuting Causes of Action, disbursing monies to Creditors and Holders of Equity Interests under the Plan after the Effective Date, and administering the Reserve Fund.

The Plan Administrator may employ Professionals, including counsel, accountants, and disbursing agents, as needed to assist it in fulfilling its obligations under the Plan, including prosecuting the Causes of Action, filing tax returns, making Distributions (and withholdings thereto), and disposing of the Remaining Assets without further order of the Bankruptcy Court; provided, however, five (5) days’ written notice of any retention of Professionals shall be provided to the Executive Committee, except that the Plan Administrator may employ the Debtor’s bankruptcy counsel, Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C. without giving any such notice. The Plan Administrator shall create reserves for the fees and expenses of such professionals incurred in the investigation and prosecution of Causes of Action. Such professionals shall submit fee statements in order to receive compensation in accordance with the provisions set forth in section VI.C hereof.

The Plan Administrator shall not be required to file a fee application to receive compensation. The compensation for the Plan Administrator shall be determined and disclosed prior to the Confirmation Date.

Unless a Cause of Action against a Creditor or other Person is expressly waived, relinquished, released, compromised or settled in the Plan or in a Final Order, all rights with respect to such Cause of Action are reserved to the Plan Administrator who may pursue such Cause of Action, provided, however, the Executive Committee may pursue Causes of Action in accordance with section X.B hereof.

The Plan Administrator or, where applicable, the Executive Committee may pursue or decline to pursue the Causes of Action assigned to it for prosecution, as appropriate, in the Plan Administrator’s or Executive Committee’s business judgment, subject to the provisions of the Plan. The Plan Administrator or Executive Committee (as appropriate) may settle, release, sell, assign, otherwise transfer or compromise such Causes of Action, in the Plan Administrator’s or Executive Committee’s business judgment upon approval by the Bankruptcy Court or as otherwise provided in the Plan, including section VI.B hereof.

Except as otherwise set forth in the Plan, the Plan Administrator may, but shall not be required to, set off against any Claim or Equity Interest and the Distributions to be made pursuant to the Plan in respect of such Claim or Equity Interest, any Causes of Action the Estate may have against the Holder of the Claim or Equity Interest, but neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the

Plan Administrator or Liquidating Debtor of any Cause of Action, setoff or recoupment which the Plan Administrator or Liquidating Debtor may have against such Holder.

Upon the liquidation of the Remaining Assets and Causes of Action, and disbursement of the Available Cash to Creditors and Holders of Equity Interests, the Plan Administrator shall file a report with the Bankruptcy Court and request the entry of a Final Decree closing the Chapter 11 Case.

C. Manner of Payment

Any payment of Cash made under the Plan may be made either by check drawn on a domestic bank, by wire transfer, or by automated clearing house transfer from a domestic bank, at the option of the Debtor, Liquidating Debtor or Plan Administrator, as applicable.

Under section 1146(c) of the Bankruptcy Code, the making or delivery of an instrument of transfer under a plan may not be taxed under any law imposing a stamp tax or similar tax. Pursuant thereto and because the Debtor is liquidating its Assets hereunder, entry of the Confirmation Order shall be a determination that no stamp tax, transfer tax or similar tax may be imposed on any sale of property by the Debtor or Liquidating Debtor.

The Plan Administrator, in making Distributions under the Plan, shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Plan Administrator may withhold the entire Distribution due to any Holder of an Allowed Claim or Equity Interest until such time as such Holder provides the Plan Administrator with the necessary information to comply with any withholding requirements of any governmental unit. Any funds so withheld will then be paid by the Plan Administrator to the appropriate authority. If the Holder of an Allowed Claim or Equity Interest fails to provide the information necessary to comply with any withholding requirements of any governmental unit within sixty (60) days from the date of first notification by the Plan Administrator to the Holder of such Allowed Claim or Equity Interest the need for such information or for the Cash necessary to comply with any applicable withholding requirements, then the Holder’s Distribution shall be treated as an undeliverable Distribution in accordance with section E below.

D. Transmittal of Distributions to Parties Entitled Thereto

All Distributions by check shall be deemed made at the time such check is duly deposited in the United States mail, postage prepaid. All Distributions by wire transfer shall be deemed made as of the date the Federal Reserve or other wire transfer is made. Except as otherwise agreed with the Holder of an Allowed Claim or Equity Interest in respect thereof or as provided in the Plan, any property to be distributed on account of an Allowed Claim or Equity Interest shall be distributed by mail, upon compliance by the Holder with the provisions of the Plan, to (a) the latest mailing address Filed for the Holder of an Allowed Claim or Equity Interest entitled to a Distribution, (b) the latest mailing address Filed for a Holder of a Filed power of attorney designated by the Holder of such Claim or Equity Interest to receive Distributions, (c) the latest mailing address Filed for the Holder’s transferee as identified in a Filed notice served on the Liquidating Debtor pursuant to Bankruptcy Rule 3001(e), or (d) if no such mailing address has been Filed, the mailing address reflected on the Schedules, in the Debtor’s transfer agent’s books and records, or in the Debtor’s books and records.

E. Disputed Claims and Unclaimed Property

Notwithstanding all references in the Plan to Claims or Equity Interest that are Allowed, in undertaking the calculations concerning Allowed Claims or Equity Interest under the Plan, including the determination of the amount of Distributions due to the Holders of Allowed Claims or Equity Interest, each Disputed Claim or Equity Interest shall be treated as if it were an Allowed Claim or Equity Interest, as appropriate, except that if the Bankruptcy Court estimates the likely portion of a Disputed Claim or Equity Interest to be Allowed or otherwise determines the amount which would constitute a sufficient reserve for a Disputed Claim or Equity Interest (which estimations and determinations may be requested by the Plan Administrator), such amount as determined by the Bankruptcy Court shall be used as to such Claim.

The Distributions due in respect of Disputed Claims or Equity Interests based on the calculations required by the Plan shall be reserved for the Holders of the Disputed Claims or Equity Interests and held in the Reserve Fund. The amount(s) so reserved on account of a Creditor is referred to herein as the “Reserve Amount.”

After an objection to a Disputed Claim or Equity Interest is withdrawn or determined by Final Order, the Distributions due on account of any resulting Allowed Claim or Equity Interest shall be paid by the Plan Administrator from the Reserve Fund to such Creditor or Holder of an Equity Interest. Such payment shall be made on the earlier of (a) the next Distribution Date for Claims or Equity Interests of the Class or type of the Claim or Equity Interest of such Holder and (b) within forty-five (45) days of the date the Disputed Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest. No interest shall be due to a Disputed Claim or Equity Interest Holder based on the delay attendant to determining the allowance of such Claim except as set forth in this subsection.

Should the Allowed Claim of such Creditor or Holder of an Equity Interest exceed the Reserve Amount, the shortfall may be paid from available sums, if any, for the next Distribution, provided that, in no event shall the Creditor or Holder of an Equity Interest have recourse to (i) any payments already made to others; (ii) sums reserved by the Plan Administrator in connection with Administrative Claims, Other Priority Claims, and Secured Claims; or (iii) other sums reserved for ongoing fees and costs of administering the Estate or effectuating the Plan.

After an objection to a Disputed Claim or Equity Interest is sustained in whole or in part by a Final Order, any Reserve Amount for such Claim or Equity Interest held in the Reserve Fund in excess of the Distribution due on account of any resulting Allowed Claim or Equity Interest may be removed by the Plan Administrator from the Reserve Fund and treated as available funds for ongoing costs and fees or for distribution to other Creditors or Holders of Equity Interests.

At the Plan Administrator’s election, any property that is unclaimed for ninety (90) days after Distribution thereof by mail to the last known mailing address of the party entitled thereto,

shall revest in the Plan Administrator as available funds for ongoing costs and fees or for distribution to other Creditors or Holders of Equity Interests. Notwithstanding the foregoing, if any mail sent to a Creditor or Holder of an Equity Interest at the last known mailing address by the Plan Administrator is returned without a forwarding address and the Creditor or Holder of an Equity Interest does not claim its Distribution within ninety (90) days after it is mailed to the Creditor, the Plan Administrator may strike the Creditor’s Claim from the Creditor list or Holders’ Equity Interest from the list of stockholders, issue no more checks to such Creditor or Holder of an Equity Interest and, for the purposes of future Distributions, treat the Claim or Equity Interest as if it were disallowed.

The Debtor anticipates that it will maintain the following amounts as part of its initial Reserve Fund: (i) $2 million for costs associated with the administration of the Estate post-confirmation; and (ii) $5 million to address Class 3B (Securities Class Action) Claims. The Landlord will be asking the Court to set aside a sum of money that represents the difference between the Landlord’s Allowed Claim under applicable bankruptcy law and the damage Claim that the Landlord would otherwise have under California law, currently estimated at $25 million.

F. Saturday, Sunday or Legal Holiday

If any payment, Distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or Distribution or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

G. Fractional Cents

Notwithstanding any other provisions of the Plan to the contrary, no payment of fractional cents will be made under the Plan. Cash will be issued to Holders entitled to receive a Distribution of Cash in whole cents (rounded down to the nearest whole cent when and as necessary).

H. De Minimis Payments and Distributions

Notwithstanding any other provision of this Plan, De Minimis Payments need not be made by the Liquidating Debtor on account of any Allowed Claim or Allowed Equity Interest; provided that De Minimis Payments that would otherwise be made on the Initial Distribution Date or a Subsequent Distribution Date shall carry over until the next date of a Distribution until the cumulative amount of Distributions to which the Holder of such Allowed Claim or Equity Interest is more than a De Minimis Payment, at which time the cumulative amount of such Distributions shall be paid to such Holder. De Minimis Payments that will not be distributed as of the Final Distribution Date shall be treated as undeliverable Distributions as provided in section E above.

Notwithstanding any other provision of this Plan, if and to the extent that the Liquidating Debtor has Assets including Cash with a value of no more than $100,000 after a Distribution has been made, the Plan Administrator, with the consent of the Executive Committee, may in lieu of making further Distributions donate such Cash to a nonprofit organization or organizations that are exempt pursuant to section 501(c) of the Internal Revenue Code (Title 26 of the United States Code); provided that any donations made pursuant to this provision shall be made to a nonprofit organization or organizations that perform or fund community-based services.

ARTICLE IX.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND EQUITY INTERESTS

A. Prosecution of Objections to Claims and Equity Interests

Unless another time is set by order of the Bankruptcy Court, all objections to Claims and Equity Interests shall be Filed with the Bankruptcy Court and served upon the Holders of each of the Claims and Equity Interests to which objections are made by the later of (a) sixty (60) days after the Effective Date, or (b) ninety (90) days after a Proof of Claim or Equity Interest, or request for payment with respect to such Claim or Equity Interest, is Filed; provided, however, that the Liquidating Debtor may seek an extension of time to object to Claims and Equity Interests. If no objection has been filed to a Claim or an Equity Interest within the periods set forth in this paragraph (as such periods may be extended by the Bankruptcy Court), then such Claim or Equity Interest shall be Allowed.

Except as set forth in the Plan, nothing in the Plan, the Disclosure Statement, the Confirmation Order or any order in aid of Confirmation, shall constitute, or be deemed to constitute, a waiver or release of any claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtor had immediately prior to the commencement of the Chapter 11 Case, against or with respect to any Claim or Equity Interest. Except as set forth in the Plan, upon Confirmation, the Liquidating Debtor shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses that the Debtor had immediately prior to the commencement of the Chapter 11 Case as if the Chapter 11 Case had not been commenced. Without limiting the generality of the foregoing, the Debtor and the Liquidating Debtor specifically reserve each of those claims described specifically in the Disclosure Statement.

B. Estimation of Claims

The Liquidating Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Liquidating Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Liquidating Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

C. Cumulative Remedies

All of the aforementioned objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. Until such time as such Administrative Claim, Claim or Equity Interest becomes an Allowed Claim or Equity Interest, such Claim or Equity Interest shall be treated as a Disputed Administrative Claim, Disputed Claim or Disputed Equity Interest for purposes related to allocations, Distributions, and voting under the Plan.

D. Payments and Distributions on Disputed Claims and Disputed Equity Interests

As soon after the Effective Date as practicable, after consultation with the Plan Administrator, the Liquidating Debtor shall transfer the Available Cash, the Reserve Fund, and the Remaining Assets to the Plan Administrator for maintenance and distribution in accordance with the Plan; provided, however, that all payments and Distributions shall be in accordance with the terms of this Plan.

On the Distribution Dates, the Plan Administrator shall transfer to, and maintain as, the Reserve Fund(s) such amounts of Cash as the Plan Administrator shall determine to be necessary to retain on that Distribution Date on account of the Disputed Claims and Equity Interests and such other amounts as must be reserved under this Plan. In determining the amount of Cash to reserve for the Reserve Funds, the Debtor shall be entitled to rely upon the estimation, if any, of any Disputed Claims or Equity Interests. Notwithstanding any provision in the Plan to the contrary, no partial payments and no partial Distributions will be made with respect to a Disputed Claim or Equity Interest until the resolution of such disputes by settlement or Final Order. Unless otherwise agreed or permitted by the Plan Administrator, a Creditor who holds both an Allowed Claim and a Disputed Claim, or an Allowed Equity Interest and a Disputed Equity Interest, will not receive a Distribution until such dispute is resolved by settlement or Final Order.

E. Allowance of Claims and Interests

1. Disallowance of Claims

All Claims held by Entities against whom the Debtor has asserted a Cause of Action under sections 542, 543, 522(f), 522(h), 544, 545, 547, 548, 549, or 550 of the Bankruptcy Code shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not vote to accept or reject the Plan, both consequences to be in effect until such time as such Causes of Action against that Entity have been settled or resolved by a Final Order and all sums due the Debtor by that Entity are turned over to the Debtor.

2. Allowance of Claims and Equity Interests

Except as expressly provided in the Plan, no Claim or Equity Interest shall be deemed Allowed by virtue of Confirmation, or any order of the Bankruptcy Court in the Chapter 11 Case, unless and until such Claim or Equity Interest is deemed Allowed under the terms of this Plan.

F. Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Equity Interests or any Class of Claims or Equity Interests are Impaired under the Plan, the Bankruptcy Court, after notice and a hearing, shall determine such controversy before the Confirmation Date. If such controversy is not resolved prior to the Effective Date, the Liquidating Debtor’s or the Plan Administrator’s interpretation of the Plan shall govern. In connection with the foregoing, the Debtor specifically reserves the right to seek a determination that, notwithstanding contrary provisions of this Plan, Class 3A is, and shall for voting purposes be treated as, an Unimpaired Class.

ARTICLE X.

CAUSES OF ACTION

A. Maintenance of Causes of Action

Except as otherwise provided in the Plan, any Cause of Action under any theory of law, including without limitation under the Bankruptcy Code, accruing to the Debtor shall remain an Asset of the Estate pursuant to section 1123(b)(3)(B) of the Bankruptcy Code and on the Effective Date shall be transferred to and vest in the Liquidating Debtor. From and after the

Effective Date, the Plan Administrator may litigate any Cause of Action, including those Causes of Action described in the Disclosure Statement, on behalf of the Liquidating Debtor.

B. The Executive Committee

At least once every full calendar month following the Effective Date through the conclusion of the time in which objections to Claims may be asserted, the Liquidating Debtor and Plan Administrator shall send to the Executive Committee a written report regarding the status of their review of any Disputed Claims and Equity Interests, and potential Causes of Action.

In the event that the Liquidating Debtor and Plan Administrator decline to prosecute a Cause of Action (including the filing of an objection to a Claim), the Executive Committee shall have the standing and authority to file and prosecute any such Cause of Action in the name of the Liquidating Debtor. In such event, the Executive Committee shall have the right to retain the services of attorneys and other agents in the discretion of the Executive Committee to assist and advise the Executive Committee with respect to the prosecution of said Causes of Action. The reasonable and necessary fees and actual and necessary expenses of such Professionals or Persons shall be paid by the Plan Administrator in accordance with the fee payment provisions described in section VI.C hereof.

ARTICLE XI.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A. Condition Precedent to Confirmation

It is a condition to Confirmation that (a) the Confirmation Order shall approve in all respects all of the provisions, terms and conditions of the Plan, (b) the Confirmation Order is satisfactory to the Debtor in form and substance, and (c) the Bankruptcy Court shall have ordered that the Debtor shall be required to reserve for Holders of all Claims in Class 3B, in the aggregate, no more than (i) $5 million in Cash plus (ii) the Debtor’s right to insurance proceeds available to pay Claims in Class 3B.

B. Conditions Precedent to Consummation

It is a condition of Consummation that (a) the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Case by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtor; and (b) the Confirmation Order shall be a Final Order.

C. Waiver of Conditions

The Debtor may waive any of the conditions of the Confirmation and/or Consummation of the Plan, in whole or in part, set forth in this Article XII at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to obtain Confirmation and/or achieve Consummation of the Plan.

D. Effect of Non-Occurrence of Conditions to Consummation

If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor; (b) prejudice in any manner the rights of the Debtor; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtor in any respects.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding Confirmation or the Effective Date having occurred, the Chapter 11 Case having been closed, or a Final Decree having been entered, the Bankruptcy Court shall have jurisdiction of matters arising out of, and related to the Chapter 11 Case and the Plan under, and for the purposes of, sections 105(a), 1127, 1142 and 1144 of the Bankruptcy Code and for, among other things, the following purposes:

1. to allow, disallow, determine, liquidate, classify, estimate or establish the priority or status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

2. to grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan;

3. to resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date to the list of executory contracts and unexpired leases to be rejected;

4. to ensure that Distributions to Holders of Allowed Claims and Equity Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion or objection Filed pursuant to the Plan;

5. to decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor or its affiliates, directors, employees, agents or professionals that may be pending on the Effective Date;

6. to enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

7. to resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person’s or Entity’s obligations incurred in connection with the Plan, including, among other things, any avoidance actions or subordination actions under sections 510, 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code;

8. to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

9. to resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in section V hereof and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

10. to enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

11. to determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Disclosure Statement;

12. to enter an order and/or Final Decree concluding the Chapter 11 Case;

13. to consider any modification of the Plan under section 1127 of the Bankruptcy Code and/or modification of the Plan before “substantial consummation” as defined in section 1101(2) of the Bankruptcy Code;

14. to protect the property of the Estate from adverse Claims or interference inconsistent with the Plan, including to hear actions to quiet or otherwise clear title to such property based upon the terms and provisions of the Plan, or to determine the Debtor’s exclusive ownership of claims and Causes of Action retained under the Plan;

15. to hear and determine matters pertaining to abandonment of property of the Estate;

16. to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

17. to interpret and enforce any orders previously entered in the Chapter 11 Case to the extent such orders are not superseded or inconsistent with the Plan;

18. to recover all Assets of the Debtor and property of the Estate, wherever located;

19. to hear and determine matters concerning state, local, and federal taxes in accordance with sections 345, 505, and 1146 of the Bankruptcy Code;

20. to hear and act on any other matter not inconsistent with the Bankruptcy Code;

21. to consider and act on the compromise and settlement of any litigation, Claim against or Cause of Action on behalf of the Estate; and

22. to interpret and enforce the injunctions contained in the Confirmation Order.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A. Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C § 1930 as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Initial Distribution Date. The Plan Administrator shall pay fees that accrue under 28 U.S.C. § 1930 until a Final Decree is entered in the Chapter 11 Case, or the Bankruptcy Court otherwise orders. The Plan Administrator shall submit U.S. Trustee quarterly fee status reports with each quarterly fee paid after Confirmation.

B. Modification of Plan

The Debtor reserves, in accordance with the Bankruptcy Code, the right to amend or modify the Plan prior to the entry of the Confirmation Order.

Prior to entry of the Confirmation Order, the Plan may only be modified with the consent of the Debtor. After the entry of the Confirmation Order, the Liquidating Debtor may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, if (a) the Plan has not been substantially consummated and (b) the Bankruptcy Court authorizes the proposed modifications after notice and a hearing.

C. Corporate Action

Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided under the Plan involving the corporate structure of the Liquidating Debtor shall be deemed to be authorized and approved without any requirement of further action by the Liquidating Debtor, the Debtor’s shareholders, or the Debtor’s board of directors. Subject to the approval of the

Executive Committee or the Court, and notwithstanding section V.B hereof, the Liquidating Debtor may, in its sole discretion, terminate or dissolve itself following the Effective Date.

On the Effective Date, the Debtor’s Articles of Incorporation shall be deemed amended to prohibit (1) the issuance of certain nonvoting securities, or (2) the existence of securities possessing an inappropriate distribution of voting power, all as more specifically required and described in section 1123(a)(6) of the Bankruptcy Code.

D. Revocation of Plan

The Debtor reserves the right to withdraw the Plan at any time before the entry of the Confirmation Order. If any of the following events occur: (a) the Debtor revokes or withdraws the Plan; (b) the Confirmation Order is not entered; (c) the Effective Date does not occur; (d) Consummation of the Plan is not substantially achieved; or (e) the Confirmation Order is reversed or revoked, then, at the option of the Debtor, the Plan shall be deemed null and void. In any of those events, nothing contained in the Plan shall be deemed to constitute a waiver of any claim by the Debtor, or to prejudice in any manner the rights of the Debtor in any further proceedings involving the Debtor.

E. Successors and Assigns

The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

F. Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. The filing of the Plan, the statements or provisions contained therein, or the taking of any action by the Debtor with respect to the Plan shall not be, or shall not be deemed to be, an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

G. No Release

Except as otherwise provided in the Plan, no Entity and/or any such Entity’s parent, subsidiaries, affiliates, related Entities, officers, directors, agents and/or employees shall be released and/or discharged of any liabilities under the Plan except as specifically provided in the Plan. Consequently, except as specifically provided in the Plan, all Entities shall remain liable to the extent presently provided under any applicable law with respect to any claims against any such Entities.

H. Post-Confirmation Effectiveness of Proofs of Claims

Proofs of Claims shall, upon the Effective Date, represent only the right to participate in the Distributions contemplated by the Plan and otherwise shall have no further force or effect.

I. Term of Injunctions or Stays

Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case under sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

J. Further Assurances

The Debtor, Liquidating Debtor, Plan Administrator and all Holders of Claims receiving Distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

K. Entire Agreement

The Plan supersedes all prior discussions, understandings, agreements, and documents pertaining or relating to any subject matter of the Plan.

L. Retiree Benefits

On and after the Effective Date, the Debtor will not pay retiree benefits. The Liquidating Debtor may enter into an agreement with the Plan Administrator for services, which agreement will not provide retiree benefits.

M. Failure of Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Case, including any of the matters set forth in the Plan, the Plan shall not prohibit or limit the exercise of jurisdiction by any other court of competent jurisdiction with respect to such matter.

N. Creditors’ Committee

Following the Effective Date, the responsibilities of the Creditors’ Committee, if any, and its professionals shall be limited to the preparation and review of fee applications. The Creditors’ Committee, if any, shall be dissolved on the ninetieth (90th) day after the Effective Date unless extended by agreement of the Liquidating Debtor or Order of the Court.

O. Equity Committee

Following the Effective Date, the responsibilities of the Equity Committee, if any, and its professionals shall be limited to the preparation and review of fee applications. The Equity Committee, if any, shall be dissolved on the ninetieth (90th) day after the Effective Date unless extended by agreement of the Liquidating Debtor or Order of the Court.

P. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the internal laws of the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, without regard to the conflict of laws provisions of the State of Delaware.

Q. Headings

The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner shall affect the provisions or interpretation(s) of the Plan.

R. Notices

Any pleading, notice or other document required by the Plan to be served on or delivered to the Liquidating Debtor and the Plan Administrator shall be sent by first class U.S. mail, postage prepaid to:

Integrated Telecom Express, Inc.

c/o James G. Regel, CEO and

James E. Williams, CFO

10121 Miller Avenue, Suite 202

Cupertino, CA 95014

Fax: (408) 792-0798

With copies to:

Laura Davis Jones, Esquire

David W. Carickhoff, Jr., Esquire

Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.

P.O. Box 8705

919 N. Market Street, 16th Floor

Wilmington, DE 19899-8705 (Courier 19801)

Fax: (302) 652-4400

and

Tobias S. Keller, Esquire

Ramon M. Naguiat, Esquire

Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.

Three Embarcadero Center, Suite 1020

San Francisco, CA 94111-4023

Fax: (415) 263-7010

S. Filing of Additional Documents

On or before the Effective Date, the Debtor may File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

T. Severability

The provisions of the Plan shall not be severable unless such severance is agreed to by the Debtor, and such severance would constitute a permissible modification of the Plan pursuant to section 1127 of the Bankruptcy Code.

U. Notice of Default under the Plan

Unless otherwise agreed, no default shall be declared under the Plan unless any payment or performance due under the Plan (other than a payment required on the Effective Date) shall not have been made or deemed made thirty (30) calendar days after written notice of the default is received by the Liquidating Debtor and Plan Administrator. Any notice of default shall (a) conspicuously state that it is a notice of default; (b) describe with particularity the nature of the default, including a reference to the specific provisions of the Plan as to which a default or defaults have allegedly occurred; and (c) describe any action required to cure the default, including the exact amount of any payment required to cure such default, if applicable.

V. Investments

The Plan Administrator shall be permitted from time to time to invest all or a portion of the Cash contained in the Reserve Fund(s) in securities issued or directly guaranteed by the United States government or any agency thereof, commercial paper of corporations rated at least “A-1” by Standard & Poor’s Corporation or rated at least “P-1” by Moody’s Investor Services, Inc., interest bearing certificates of deposit, time deposits, bankers’ acceptances and overnight bank deposits, and repurchase agreements.

W. Reliance

The Plan Administrator, its agents, employees and professionals, and the Executive Committee, while acting in their capacity as such, including but not limited to, objecting to Claims and Equity Interests, making Distributions to Creditors holding Allowed Claims and prosecuting and/or settling Causes of Action, as the case may be, shall be permitted to reasonably rely on any certificates, sworn statements, instruments, reports, claim dockets, schedules, or other documents reasonably believed by them to be genuine and to have been prepared or presented by the Bankruptcy Court Clerk’s Office, the Debtor, and the Debtor’s professionals.

Dated: February 5, 2003

INTEGRATED TELECOM EXPRESS, INC.

/s/ JAMES E. WILLIAMS
By:	James E. Williams
Its:	Chief Financial Officer

Prepared By:

PACHULSKI, STANG, ZIEHL, YOUNG, JONES & WEINTRAUB P.C.

Laura Davis Jones (DE Bar No. 2436)

Tobias S. Keller (CA Bar No. 151445)

David W. Carickhoff, Jr. (DE Bar No. 3715)

Ramon M. Naguiat (CA Bar No. 209271)

919 North Market Street, 16th Floor

P.O. Box 8705

Wilmington, DE 19899-8705 (Courier 19801)

Telephone: (302) 652-4100

Facsimile: (302) 652-4400

Counsel to the Debtor and the Debtor in Possession

EXHIBIT A

Subordinated Claims

1. Any and all Claims relating to or arising from the action captioned Richmon v. Integrated Telecom Express, Inc., Case NO. 01-CV-10108 (S.D.N.Y.)